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                                                                    Exhibit 9(e)

                   AMENDMENT TO THE ADMINISTRATION AGREEMENT

                                 DATED 5/31/85

This Amendment of the Administration Agreement ("Amendment"), made this 27th day of February, 1990, by and between STRATTON GROWTH FUND, INC. ("Fund"), and FUND/PLAN SERVICES, INC. ("Fund/Plan"), a wholly owned subsidiary of FinDaTex, Inc., a Delaware Corporation.

                                  WITNESSETH:

NOW THEREFORE, in consideration of the premises and conditions contained herein, the parties hereto, with intent to be legally bound hereby agree as follows:

The name of this agreement is changed to SHAREHOLDERS SERVICES AGREEMENT effective immediately. This identity change more readily relates to the work being performed under the transfer agent function.

The use of the term Administration and/or Administrator of the Plans as may appear or be implied in Sections 19 through 23 of the Agreement is also amended so as to refer to the Transfer Agent as "Agent" of the various Plans offered by the Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective Presidents or Vice Presidents and their corporate seals hereunto duly affixed and attested by their respective Secretaries or Assistant Secretaries, as of the day and year first above written.

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                                   STRATTON GROWTH FUND, INC.

                                   By /s/John A. Affleck

                                   Title: President

(SEAL)

Attest: /s/ Patricia L. Sloan

                                   FUND/PLAN SERVICES, Inc.

                                   By /s/ John Deiderich


                                   Title: President
(SEAL)

Attest /s/ J.K. Curtin


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